Medifast Announces Year-end 2007 Financial Results
Fourth quarter revenue up 29%; fourth quarter profit up 138%
2008 EPS guidance forecasts 30% to 35% growth

Contact:	Brendan Connors	Lytham Partners, LLC
	Vice President - Finance	Joe Diaz
	410-581-8042	Joe Dorame
	ir@choosemedifast.com	Robert Blum
602-889-9700

OWINGS MILLS, Md., March 12, 2008 /PRNewswire-FirstCall/ -- Medifast, Inc. (NYSE: MED) announced today financial results for the fourth quarter and the year ended December 31, 2007.

Financial highlights included:
•	Annual revenues increased 13%;
•	Fourth quarter consolidated revenues increased 29% compared to the previous year’s fourth quarter;
•	The direct sales segment of Take Shape for Life experienced sales increase of 23% year-over-year;
•	Active Take Shape for Life Health Coaches up 54% on a year-over-year basis;
•	Medifast Weight Control Centers annual revenues increased 37%;

For the full-year ended December 31, 2007, Medifast reported revenue of $83.8 million, an increase of 13% from the $74.1 million reported for full-year 2006. The Company reported net income of $3.8 million, or $0.30 per basic share ($0.28 per diluted share), versus $5.2 million or $.41 per basic share ($0.38 per diluted share) in full-year 2006.

For the fourth quarter Medifast reported revenue of $19.8 million, a 29% increase from $15.3 million in the fourth quarter of 2006. The Company reported net income of $601,000, an increase of 138% from the same time period in 2006 or $0.05 per basic share - $0.04 per diluted share versus $252,000, or $0.02 per basic share - $0.02 per diluted share in 2006.

The Company's balance sheet remains strong with stockholders' equity of $32.4 million and working capital of $10.4 million at December 31, 2007, compared to $27.9 million and $9.6 million at December 31, 2006, respectively. At December 31, 2007, the current ratio was 2.5 to 1.

“We are pleased with the progress that was achieved in full-year 2007,” commented Michael S. McDevitt, Chief Executive Officer of Medifast, Inc. “Throughout the year we made strategic infrastructure and operational investments that will better position the company for consistent future growth. We believe that a number of those investments have already begun producing results, which positively impacted revenues during the fourth quarter of 2007 and will continue to yield results in 2008 and beyond.”

“Our multi-channel distribution model, that is designed to properly align the consumer’s needs for success, with the proper level of program support is gaining traction and we are beginning to see improved operating results in a number of our distribution channels. We are particularly pleased with the strong performance of our direct sales segment, Take Shape for Life; which posted a 23% revenue increase on a year-over-year basis. That growth was driven by the dedicated support of our 1,850 active health coaches; which represents a 54% increase in the number of active health coaches compared to the end of 2006.”

“We also experienced significant growth in our Medifast Weight Control Centers, where annual revenues increased by 37% and same-store sales for centers that have been open for 12 months or longer were up 37% in the fourth quarter of 2007 versus the fourth quarter of 2006. In December 2007, Medifast Franchise Systems received approval to sell Medifast Weight Control Center franchises and the opportunity is now available in 43 states nationwide. On February 18, 2008 the Company announced it sold the rights to open four clinics in the Greater Baltimore Metropolitan Area. The franchisee also has the rights to open four additional Medifast Weight Control Centers in the Baltimore area over the next two years, bringing the total to eight locations.”

“During the quarter,” Mr. McDevitt continued, “The Medifast Direct Response marketing division continued to focus on improving advertising effectiveness as it strives to constantly improve upon the return on each advertising dollar that is spent. In order to do so, we have focused on continuing to generate revenue from our ever-growing client base through remarketing efforts such as direct mail and e-mail campaigns. The Company also continues to increase new customer acquisitions through new advertising campaigns launched on the web, print, and TV. In addition, the Company has successfully launched several new products and product lines, to include new meal replacements and supplement offerings. The Company believes that these new product offerings will assist in increasing customer retention rates, further extending the value of each customer acquired. In doing so, the Company continues to move toward its goal of being a life-long solution for customers to achieve optimal health.”

Gross Margins for the year were 75%; the same level as the previous year. Gross margins for the fourth quarter were 72% compared to 75% in the immediately preceding quarter as a result of an annual inventory revaluation of its finished goods. The efficiencies gained due to the purchase of new machinery have led to decreased labor costs and scrap that have led to a decrease in cost of goods sold. The revaluation effected fourth quarter cost of goods sold negatively, however it will be a benefit moving forward as cost of goods sold will be lower.

Mr. McDevitt concluded, “The Company believes, that due to the knowledge that was acquired through the advertising spend in 2007, that in 2008 we will devote a higher percentage of our marketing spend on higher returning advertising venues. These campaigns will include a mix of web, print, TV, radio, direct mail and other remarketing efforts, positioning us to achieve a superior return as we continue to more fully develop our multi-channel distribution model.
With obesity rates soaring, there’s never been a better time for a clinically-proven program for safe and sustained weight loss. Time after time when we look at our quantitative results next to those of other products and programs, we’re seeing Medifast emerge with clear advantages, especially with regard to support, simplicity and fast, lasting results. 2008 promises even better products, better marketing, and more clinical data supporting our efforts - and we look forward to the year ahead with great anticipation.”

2008 Full-Year Guidance
Management expects revenue growth for full-year 2008 in the range of 8-10%; and diluted earnings per share growth in the range of 30-35% for the year ended December 31, 2008.

Year-end Conference Call
The Company will hold a conference call and webcast to discuss the financial results of the just concluded fourth quarter and year on Thursday, March 13, 2008 at 11:00 a.m. EASTERN. Interested parties can access the call by dialing (877) 407-0782 or (201) 689-8567, or can listen via a live Internet web cast, which can be found at www.choosemedifast.com. A replay of the call is available via webcast at www.choosemedifast.com until June 14, 2008 or by playback at (877) 660-6853 or (201) 612-7415 through April 13, 2008. Please use account # 286 and conference id #277571 for the replay.

About Medifast:

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven portion-controlled weight loss program. Medifast has been recommended by 15,000 physicians and used by over one million customers. It is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major university teaching hospitals. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) national network of physicians, 3) medically supervised Medifast Weight Control Centers, and 4) the Take Shape For Life direct-selling division, a network of health coaches. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto http://www.ChooseMedifast.com.

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Associates and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast's believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2007 and 2006

		(Restated)
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$2,195,000	$1,085,000
Accounts receivable-net of allowance for doubtful accounts
of $100,000	493,000	448,000
Inventory	9,181,000	8,255,000
Investment securities	1,439,000	1,540,000
Deferred compensation	814,000	673,000
Prepaid expenses and other current assets	2,727,000	2,599,000
Note receivable - current	180,000	174,000
Current portion of deferred tax asset	100,000	90,000
Total current assets	17,129,000	14,864,000

Property, plant and equipment - net	17,031,000	14,020,000
Trademarks and intangibles - net	7,356,000	5,874,000
Deferred tax asset, net of current portion	897,000	517,000
Note receivable, net of current assets	1,212,000	1,355,000
Other assets	99,000	47,000

TOTAL ASSETS	$43,724,000	$36,677,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,279,000	$2,913,000
Income taxes payable	592,000	535,000
Line of credit	1,599,000	1,256,000
Current maturities of long-term debt	264,000	548,000
Total current liabilities	6,734,000	5,252,000

Other liabilities
Long-term debt, net of current portion	4,570,000	3,509,000
Total liabilities	11,304,000	8,761,000

Stockholders' Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized;
13,709,098 and 13,631,898 shares issued and outstanding	14,000	14,000
Additional paid-in capital	26,953,000	26,629,000
Accumulated other comprehensive income	321,000	334,000
Retained earnings	9,818,000	5,981,000
	37,106,000	32,958,000
Less: cost of 270,534 and 249,184 shares of common stock in treasury	(1,971,000)	(1,686,000)
Less: Unearned compensation	(2,715,000)	(3,356,000)
Total stockholders' equity	32,420,000	27,916,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$43,724,000	$36,677,000

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
		(Restated)	(Restated)
	2007	2006	2005

Revenue	$83,779,000	$74,086,000	$40,129,000
Cost of sales	(21,464,000)	(18,237,000)	(10,161,000)
Gross profit	62,315,000	55,849,000	29,968,000

Selling, general, and administration	(56,600,000)	(48,468,000)	(26,419,000)

Income from operations	5,715,000	7,381,000	3,549,000

Other income (expense):
Interest expense	(387,000)	(369,000)	(317,000)
Interest income	105,000	175,000	158,000
Other income	110,000	276,000	15,000
	(172,000)	82,000	(144,000)

Income before provision for income taxes	5,543,000	7,463,000	3,405,000
Provision for income taxes	(1,706,000)	(2,307,000)	(1,002,000)

Net income	3,837,000	5,156,000	2,403,000

Less: Preferred stock dividend requirement	-	-	(291,000)

Net income attributable to common shareholders	$3,837,000	$5,156,000	$2,112,000

Basic earnings per share	$0.30	$0.41	$0.17
Diluted earnings per share	$0.28	$0.38	$0.17

Weighted average shares outstanding -
Basic	12,960,930	12,699,066	12,258,734
Diluted	13,644,149	13,482,894	12,780,959